Item 30. Exhibit 26 (h) i. j. 1 x.

Amendment to Participation Agreement

As of September 1, 2022

by and among

Franklin Templeton Variable Insurance Products Trust

Franklin Distributors, LLC

Massachusetts Mutual Life Insurance Company

C.M. Life Insurance Company

MML Bay State Life Insurance Company

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin Distributors, LLC and Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, and MML Bay State Life Insurance Company (together, the “Company,” “you” or “your”), on your own behalf and on behalf of certain Accounts (individually a “Party”, collectively, the “Parties”), have previously entered into a Participation Agreement dated May 1, 2000, as amended (the “Participation Agreement”). The Parties now desire to amend the Participation Agreement by this amendment (the “Amendment”). Unless otherwise indicated, the terms defined in the Participation Agreement shall have the same meaning in this Amendment.

On June 25, 2021, an Addendum to the Agreement revised the Agreement to reflect the merger of Franklin/Templeton Distributors, Inc. into Legg Mason Investor Services, LLC, which was renamed Franklin Distributors, LLC (the “Underwriter,” and together with the Trust, “we,” “our,” or “us”).

The Parties now desire to amend the Agreement by this amendment (the “Amendment”). Unless otherwise indicated, the terms defined in the Participation Agreement shall have the same meaning in this Amendment

R E C I T A L S

WHEREAS, pursuant to the Participation Agreement the Company is entitled to purchase the shares, and classes of shares, or portfolios of the Trust (“Portfolios” or “Funds”) identified on Schedule C of the Participation Agreement, consistent with the terms of the prospectuses of the Portfolios, solely for the purpose of funding benefits for the Company’s variable annuity contracts (“Contracts”) identified on Schedule D;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”) or exempt from such registration pursuant to provisions of the 1940 Act;

WHEREAS, the Company, on behalf of the Accounts, is required by Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations the Company may satisfy by the Company’s compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3, as well as under the Participation Agreement, in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website for certain fund materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”), may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act) (“Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Company intends to meet any such Portfolio Statutory Prospectus delivery requirement under Section 5(b)(2) of the 1933 Act, as well as its responsibility to deliver Fund prospectuses under the Participation Agreement by relying on (and complying with) the requirements of paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, under Section 4.6 of the Participation Agreement, the Company assumes sole responsibility for ensuring that: (1) Portfolio shareholder reports and prospectuses are delivered to Contract Owners in accordance with all applicable provisions of federal and state securities laws; and (2) for Portfolio documents provided by the Company on its website or by other electronic means, such delivery is in compliance with applicable state and federal requirements pertaining to electronic delivery, including consent, access, searchability by users, notice and evidence of delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website;

WHEREAS, in order for the Company to fulfill its obligations under Rules 30e-3 and 498A, as required for the Company to rely on the Rules, the Company will need access to the Fund Documents specified in the Rules, in the format required by the Rules;

WHEREAS, the Company requests Us to enter into this amendment to facilitate the Company’s reliance on the Rules; and

WHEREAS, We wish to take all reasonable steps to assist the Company in its intent to rely on the Rules.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to amend the Participation Agreement by adding the following provisions:

1.        Provision of Fund Documents; Website Posting.

(a)	Fund Documents. In order to assist the Company in the Company’s compliance with the Rules, including the Company’s obligation to host certain documents on its website (the “Company Website”), we will provide to the Company the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:
(i)	Summary Prospectus for the Portfolios;
(ii)	Statutory Prospectus for the Portfolios;
(iii)	Statement of Additional Information (“SAI”) for the Portfolios;
(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders);

(v)	Complete Portfolio Holdings from Shareholder Reports Containing a Summary Schedule of Investments; and
(vi)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).
(b)	Timing for Providing, and Currentness of, Fund Documents.
(i)	We will provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios, and amendments thereto, to the Company (or its designee), to the extent specified in Rule 498A and within a time frame reasonably designed to assist the Company in complying with the Company’s website posting obligations under Rule 498A, as the Company may reasonably request sufficiently in advance, in order to facilitate the Company’s continuous offering of the Variable Contracts and the Portfolio Company’s securities.
(ii)	We will provide the Shareholder Reports and Portfolio Holdings to the Company (or its designee), to the extent specified in Rule 30e-3 and within a time frame reasonably designed to assist the Company in complying with the Company’s website posting obligations under Rule 30-3. The Company covenants that it will not make public any portfolio holdings information prior to the date on which the Trust files such information with the SEC on EDGAR, and will execute a non-disclosure agreement with respect to this covenant, in the form we provide, prior to Our provision of portfolio holdings information. If the Fund does not provide the Company with its complete portfolio holdings pursuant to Rule 30e-3(b)(1)(iii) because they are currently included in the Shareholder Report, and later seeks to discontinue including the complete portfolio holdings in the Shareholder Report, it will give the Company no less than sixty (60) day’s advance written notice prior to implementing the change.
(c)	Format of Fund Documents. We will provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:
(i)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (e)(2)(i) of Rule 498A); and
(ii)	will enable the Company to permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (e)(2)(ii) of Rule 498A); and
(iii)	will enable the Company to permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (e)(3) of Rule 498A).
(d)	Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph.

(e)	Allocation of Costs. Costs of preparation, printing, and delivery of Fund Documents will be allocated as provided in the Participation Agreement. In consideration of the Company website hosting as provided in Section 1(d) of this Amendment, above, the Trust will reimburse the Company for the Trust’s proportional share of the costs actually incurred by the Company to host and maintain the Fund Documents on the Company’s website.
(f)	Designated Portfolio Documents. The Fund Documents will be considered Designated Portfolio Documents for purposes of Section 4.6 of the Participation Agreement.
(g)	Use of Summary Prospectuses.
(i)	The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.
(ii)	The Trust currently uses a summary prospectus for the Portfolios, which is subject to the Summary Prospectus Addendum to the Participation Agreement; we will provide sixty (60) days advance notice to the Company if we decide to discontinue the use of summary prospectuses for any relevant Portfolio.
2.	Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall provide the Company with Fund Documents necessary to satisfy requests from Contract Owners pursuant to paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A, and reimburse the Company for Printing Expenses (as defined in the Participation Agreement) associated with such Fund Documents, in accordance with the reimbursement and document production provisions of the Participation Agreement.
3.	Portfolio Expense and Performance Data. We will provide such data regarding each Portfolio’s expense ratios and investment performance made publicly available by the Trust as the Trust is required to prepare for inclusion in the Portfolio’s prospectuses, as the Company may reasonably request in order for the Company to fulfill its obligations under Form N-4 and Rule 498A. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than sixty (60) calendar days after the close of each Portfolio’s fiscal year:

(a)	the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements for the time periods required in Form N-1A; and
(b)	the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c)	the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A and made publicly available by the Trust.
4.	Construction of this Amendment; Participation Agreement.
(a)	This Amendment shall be interpreted in a manner that is consistent with Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.
(b)	To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.
5.	Termination. This Amendment shall terminate upon the earlier of:
(a)	termination of the Participation Agreement; or
(b)	sixty (60) days written notice from any Party to the other Parties.
6.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

on behalf of itself and each Separate Account

By:	/s/ Philip Michalowski
Name:	Philip Michalowski
Title:	Head of Annuity Product

C.M. LIFE INSURANCE COMPANY

on behalf of itself and each Separate Account

By:	/s/ Philip Michalowski
Name:	Philip Michalowski
Title:	Head of Annuity Product

MML BAY STATE LIFE INSURANCE COMPANY

on behalf of itself and each Separate Account

By:	/s/ Philip Michalowski
Name:	Philip Michalowski
Title:	Head of Annuity Product

The Trust:

Franklin Templeton Variable Insurance Products Trust

By:	/s/ Steven Gray
Name:	Steven Gray
Title:	Vice President

The Underwriter:

Franklin Distributors, LLC

By:	/s/ Jeff Masom
Name:	Jeff Masom
Title:	President